UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 16, 2022

Date of Report (Date of earliest event reported)

Berkeley Lights, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2415390
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

001-39388

(Commission File Number)

5858 Horton Street, Suite 320
Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

(510) 858-2855

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.00005 par value	BLI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 16, 2022, the Board of Directors (the “Board”) of Berkeley Lights, Inc. (the “Company”) appointed Scott Chaplin as its Chief Legal Officer and Secretary effective September 19, 2022 (the “Effective Date”).

In connection with his appointment as Chief Legal Officer and Secretary, Mr. Chaplin entered into an offer letter with the Company (the “Offer Letter”). The Offer Letter provides Mr. Chaplin with an annual salary of $400,000 and an annual target bonus of 50% of base salary. On the Effective Date, the Board granted Mr. Chaplin an option to purchase shares of the Company’s common stock par value $0.00005 per share (“Common Stock”), with a grant date fair value of approximately $750,000 (the “Option Award”), as well as restricted stock units (“RSUs”), with a grant date fair value of approximately $750,000 (the “RSU Award”). The Option Award will have a per share exercise price equal to the last reported sale price of the Common Stock on the Nasdaq Global Select Market on the Effective Date. The Option Award will vest and become exercisable as to 25% of the shares of Common Stock subject to the Option Award on the one-year anniversary of the Effective Date and as to 1/36th of the remaining shares underlying the Option Award on a monthly basis thereafter, subject to Mr. Chaplin’s continued service to the Company. The RSU Award will vest as to 25% of the award on August 20, 2023, and then in equal quarterly installments thereafter over the following 9 quarters, subject to Mr. Chaplin’s continued service to the Company. The Option Award and RSU Award are granted pursuant to the Company’s 2020 Incentive Award Plan (the “2020 Incentive Award Plan”) and applicable form of award agreement thereunder.

Additionally, Mr. Chaplin is entering into the Company’s standard Executive Change in Control and Severance Agreement (the “Severance Agreement”) under which Mr. Chaplin will be eligible to receive severance and change in control benefits described in this paragraph on terms consistent with the other executive officers of the Company (other than the Chief Executive Officer). If Mr. Chaplin’s employment with the Company is terminated without “cause” or Mr. Chaplin resigns for “good reason” (as defined in the Severance Agreement), Mr. Chaplin will be entitled to receive: (i) nine months of continued base salary and (ii) payment or reimbursement of the premium cost of continued healthcare coverage for nine months. In lieu of the foregoing benefits, if Mr. Chaplin’s employment with the Company is terminated without “cause” or Mr. Chaplin resigns for “good reason,” in either case, during the 45 day period prior to, or the 12-month period following a Change in Control (as defined in the 2020 Incentive Award Plan), he will be entitled to receive: (i) 12 months of continued base salary, (ii) payment or reimbursement of the premium cost of continued healthcare coverage for 12 months, (iii) an amount equal to 12 months of Mr. Chaplin’s annual bonus for the year of termination assuming 100% of target performance and (iv) full accelerated vesting of any of his unvested equity awards (except for any performance awards).

The foregoing summaries of the Offer Letter and the Executive Change in Control Severance Agreement are qualified in their entirety by the complete terms of the applicable agreement. The Offer Letter will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2022 and the form of Executive Change in Control Severance Agreement is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Company has entered into its standard form of indemnification agreement with Mr. Chaplin. Mr. Chaplin has not been involved in any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on September 19, 2022 announcing Mr. Chaplin’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated September 19, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2022	BERKELEY LIGHTS, INC.

	By:	/s/ Mehul Joshi
Mehul Joshi
Chief Financial Officer